News Release 101	Liberty Star Uranium & Metals Corp.
February 15, 2011	LBSR: OTCBB LBVN: Frankfurt
FOR IMMEDIATE RELEASE	http://www.LibertyStarUranium.com

Charles Vollmer Named to Liberty Star’s Board of Directors

Tucson, Arizona – February 15, 2011 – Liberty Star Uranium & Metals Corp. (the “Company” LBSR: OTCBB) is pleased to announce that Charles D. “Chuck” Vollmer, Middle East expert and author of Jobenomics ™ has been named to the Company’s board of directors.

Mr. Vollmer is the founder and President of Jobenomics LLC, a company dedicated to developing a national campaign to create 20 million new US private sector jobs by 2020.  In addition, Mr. Vollmer is the founder and President of VII Inc., a strategic planning, systems engineering and investment capital firm specializing in government and business initiatives. VII’s clients include major international government agencies and corporations. VII Capital Partners specializes in financing emerging businesses in a variety of different industries including information technology, natural resources, energy and housing.  He is on the Board of the International Center for Religion and Diplomacy, which is dedicated to peacemaking via a network of religious leaders and diplomats, the Combat Soldier’s Recovery Fund, that provides financial aid to wounded veterans and several national business networks.
Mr. Vollmer has significant experience and numerous contacts in the Middle East. From 1999 to 2007, Mr. Vollmer was under contract to the US government to assist moderate Arab and Muslim leaders to develop strategies and operational concepts for coalition building.  In this capacity, Mr. Vollmer developed several hundred US/Arab strategy and policy documents and held twelve Mideast Air Chief and Cross-Cultural Symposia attended by leaders of a dozen nations in the Arab Gulf, Europe and the US.  He is involved in Israel and Palestinian security issues and has extensive knowledge of the Israeli and Arab security establishments.  US officials and war colleges reviewed a detailed analysis of Iran authored by Mr. Vollmer.  He lectures on the Middle East, Islam and Arabs.

Mr. Vollmer served 10 years active duty in the USAF and 13 years with the Air National Guard. He accumulated over 3,000 hours in various fighter aircraft, flew 175 combat missions in Southeast Asia, and received six Distinguished Flying Crosses and eleven Air Medals. Mr. Vollmer received a B.S. degree in Engineering Management from the USAF Academy in 1969, a Masters Degree in Education from Northern Arizona University in 1976, and attended MIT’s Sloan School for Senior Executives in 1987. He is married to his high school sweetheart, Trish Eagan, from Lewisburg, Pennsylvania. They have a son (who works for VII Inc.) and two grandsons.
Liberty Star’s CEO, James A. Briscoe, comments, “Chuck Vollmer is a heavyweight both in Washington and the Middle East.  The board believes he can help Liberty Star in many aspects of our business."

“James A. Briscoe” James A. Briscoe,
President/Director

Liberty Star Uranium & Metals Corp.

Contact:

Tracy Myers
Investor Relations
Liberty Star Uranium & Metals Corp.
Phone (520) 731-8786
http://www.LibertyStarUranium.com
info@LibertyStarUranium.com
Twitter Feed: LibertyStarLBSR

Liberty Star Uranium & Metals Corp. http://www.LibertyStarUranium.com